Exhibit 3.1

Delaware
The First State

I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF FORMATION OF “RIDGEWOOD ENERGY V FUND, LLC”, FILED IN THIS OFFICE ON THE TWENTY-FIRST DAY OF NOVEMBER, A.D. 2006, AT 4 O'CLOCK P.M.
4256008 8100
0610070507
[SEAL.
/S/ HARRIET SMITH WINDSOR
Harriet Smith Windsor, Secretary of State
Authentication:5217652
DATE: 11-22-06

State of Delaware
Secretary of State
Division of Corporations
Delivered 04:00 PM 11/21/2006
FILED 04:00 PM 11/21/2006
SRV 061070507 - 4256008 FILE
CERTIFICATE OF FORMATION OF
RIDGEWOOD ENERGY V FUND, LLC
1. The name of the limited liability company is: Ridgewood Energy V Fund, LLC
2. The address of its registered office in the State of Delaware is Christiana Corporate Services, Inc., 1314 King Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is Christiana Corporate Services, Inc. 3. Pursuant to Section 18-215(b) of the Delaware Limited Liability Company, Act, 6 Del. C ss. 18-101 et seq., the debts, liabilities, obligations and expenses incurred by, contracted for or otherwise existing with respect to a particular series of the Company, whether such series is now authorized and existing pursuant to the Limited Liability Company Agreement of the Company or is hereafter authorized and existing pursuant to the Limited Liability Company Agreement, shall be enforceable against the assets associated with that series thereof, and none of the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to the Company generally or any other series thereof shall be enforceable against the assets of the such series.
In witness whereof, the undersigned has executed this Certificate of Formation of Ridgewood Energy V Fund, LLC this 21st day of November, 2006.
By: /s/ Maria E. Haggerty
Maria E. Haggerty, Authorized person